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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  ____________

                                    FORM 8-K

                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

                             _____________________


     Date of Report (Date of earliest event reported) February 7, 2001


                                 TIDEWATER INC.
             (Exact name of registrant as specified in its charter)

      Delaware                        1-6311                   72-0487776
(State of incorporation)      (Commission File Number)        (IRS Employer
                                                           Identification No.)

   601 Poydras Street, Suite 1900                                70130
(Address of principal executive offices)                       (Zip Code)

                                 (504) 568-1010
              (Registrant's telephone number, including area code)

                                      N/A
         (Former name or former address, if changed since last report)
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ITEM 9. REGULATION FD DISCLOSURE.

     In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that certain statements set forth in this Current Report on Form 8-K provide other than historical information and are forward looking. The actual achievement of any forecasted results, or the unfolding of future economic or business developments in a way anticipated or projected by the Company, involve numerous risks and uncertainties. Among those risks and uncertainties, many of which are beyond the control of the Company, are: fluctuations in oil and gas prices; changes in levels of capital spending in domestic and international markets by customers in the energy industry for exploration, development and production; unsettled political conditions, civil unrest and governmental actions, especially in higher risk countries of operations; foreign currency controls; and environmental and labor laws. Readers should consider all of these risk factors as well as other information contained in this report.

     On February 7, 2001, the Company issued the following Quarterly Report to
Shareholders:

FELLOW SHAREHOLDERS:

     Progress and change continue to be key words in describing Tidewater's recent history. The late-quarter announcement of our first meaningful new construction program since 1981 combined with our early-quarter announcement of the acquisition of the Sanko fleet of vessels places us at the forefront of providers of marine services for the evolving deepwater segment of the offshore oil and gas industry. Sandwiched between these developments was the appointment of three new executive vice presidents who are expected to lead Tidewater into this new millennium. All the while, in spite of these possible distractions, we met or exceeded the expectations of the investment community, and, more importantly, our own goals for revenue and earnings growth.

     For the quarter ended December 31, 2000, Tidewater's net earnings were $22.3 million, or 40 cents per share, on revenues of $159.1 million. That compares to the same quarter last year when net earnings were $22.2 million, or 40 cents per share, on revenues of $141.8 million. The prior year's quarterly net earnings include a $5 million credit, or 9 cents per share, due to a reduction of income tax expense resulting from a reversal of previously provided taxes through a settlement of open income tax audits. Nine-months net earnings were $56.8 million, or $1.01 per share, on revenues of $442.1 million. That compares to the first nine months of fiscal 2000, when net earnings were $57.6 million, or $1.03 per share, on revenues of $435.2 million.

     Looking at the September quarter in comparison with this quarter, an upward trend in vessel revenue is apparent. The current boom in the energy industry has led to increased demand for Tidewater's vessels in the Gulf of Mexico at substantially higher day rates than we have seen in the last year and a half. West Africa is also seeing nice increases in day rates and looks promising going into the fourth quarter.

     Domestic marine revenues increased by 21 percent from $44.8 million in the September quarter to $54.4 million in the December quarter, while international marine revenues, which had been sluggish throughout the first two quarters, have increased by 11 percent since the September quarter, rising from $90.8 million to $100.4 million by the end of December. Much of the international revenue increase is due to the recent additions of our new deepwater-equipped vessels among which are the eight ships purchased from Sanko Steamship Co., Ltd.
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     In the oil sector, prices remain strong in part because of OPEC's decision to decrease the supply of oil to world markets. Natural gas prices have been steadily increasing, rising from around $4 in August 2000 to $9 in January 2001. While a true supply and demand natural gas market has finally been achieved, sustained market prices this high can have an adverse effect on the energy industry in the long term. Overall, however, we are going into 2001 with a strong energy sector that appears to have a stability not experienced since calendar 1997.

     Tidewater is looking forward to continued strong performance in the fourth quarter of fiscal 2001 with our vessel acquisition program in effect and our new construction program underway. Please join me in congratulating our new Executive Vice Presidents Cliffe Laborde, Larry Rigdon and Dean Taylor who have extensive new responsibilities.


                                William C. O'Malley
                                Chairman of the Board,
                                Chief Executive Officer and President
                                January 29, 2001
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                                   SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                              TIDEWATER INC.


                              By: /s/  Willam C. O'Malley
                                  ----------------------------------
                                  William C. O'Malley
                                  Chief Executive Officer and
                                  President

Date:  February 7, 2001